Exhibit 10.3

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of March 11, 2019 (the “Effective Date”) by and among Tallgrass Management, LLC, a Delaware limited liability company (the “Company”), Tallgrass Energy GP, LLC, a Delaware limited liability company (“GP”), and David G. Dehaemers, Jr., an individual (“Dehaemers”).

RECITALS

WHEREAS, Dehaemers has been employed by the Company pursuant to the terms of that certain Second Amended and Restated Employment Agreement (the “Prior Agreement”) entered into on November 2, 2016, by and among Dehaemers, the Company, Tallgrass Energy Holdings, LLC (“Holdings”), Tallgrass Equity, LLC (“Tallgrass Equity”), Tallgrass MLP GP, LLC, a Delaware limited liability company (“MLP GP”), and GP (formerly known as TEGP Management, LLC) (GP, together with Tallgrass Equity and MLP GP, the “Partnership Entities”); and

WHEREAS, reference is made to that certain Purchase Agreement made by and among the Sellers named therein, as Sellers, Prairie GP Acquiror LLC, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as Acquirors, and Dehaemers, John T. Raymond and Frank J. Loverro, as Seller Representatives, dated January 30 2019 (the “Purchase Agreement”); and

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Purchase Agreement; and

WHEREAS, following the Closing (as defined in the Purchase Agreement), the Company wishes to continue to employ Dehaemers, and Dehaemers wishes to continue to be employed by the Company and serve as an executive of the Partnership Entities, on the terms set forth herein; and

WHEREAS, following the Closing, GP wishes for Dehaemers to continue to serve on the Board of Directors of GP (the “Board”), and Dehaemers wishes to continue to serve on the Board, as set forth herein.

NOW, THEREFORE, effective as of the Closing, the Prior Agreement is deemed superseded and replaced in its entirety by this Agreement. For and in consideration of the mutual promises, covenants, and obligations contained herein and in the Purchase Agreement, and other good and valuable consideration, the parties agree as follows:

1. Employment and Board Service.

(a) The Company agrees to continue to employ Dehaemers and Dehaemers agrees to continue to be employed by the Company as President and Chief Executive Officer upon the terms and conditions of this Agreement until such employment is terminated as provided in Section 8. So long as Dehaemers is employed by the Company as its President and Chief Executive Officer, each of the Partnership Entities agrees that Dehaemers will also serve as, and be appointed, President and Chief Executive Officer of each of the Partnership Entities. The period in which Dehaemers is employed by the Company hereunder is referred to as the “Employment Period.”

(b) Dehaemers shall serve as a member of the Board from the Closing Date (as defined in the Purchase Agreement) until December 31, 2020 or such earlier termination date pursuant to Section 9 (such period, the “Board Service Period”).

2. Compensation During Employment Period. For all services rendered by Dehaemers to the Company during the Employment Period, the Partnership Entities and each of the other downstream affiliates of the Partnership Entities (the Partnership Entities and such downstream affiliates, the “Constituent Companies”), the Company will pay Dehaemers an annualized base salary of $500,000 (“Base Salary”), which will accrue and be payable in arrears in accordance with the Company’s general payroll practices (and any increase in Base Salary during the Employment Period shall then be referred to as “Base Salary” for the purposes of this Agreement). In addition, the Company will pay Dehaemers cash bonus compensation of $1,000,000 for each full or partial calendar year (each a “Bonus Year”) that Dehaemers is employed by the Company during the Employment Period (the “Annual Bonus”); provided however, if Dehaemers’s employment hereunder is terminated by the Company for Cause (as defined below) prior to December 31st of the applicable Bonus Year, Dehaemers shall not be entitled to the Annual Bonus for such Bonus Year. If earned, the Annual Bonus for a Bonus Year shall be paid to Dehaemers in a lump sum within 30 days after December 31st of such Bonus Year (or, as otherwise provided in Section 8, if paid earlier). All payments made, and benefits provided, by the Company to Dehaemers under this Agreement are subject to any applicable withholding and other applicable taxes.

3. Compensation During Board Service Period Following Employment Termination Date. During the Board Service Period following Dehaemers’s Employment Termination Date (as defined in Section 8(a)), when Dehaemers is a non-employee member of the Board, Dehaemers shall be paid the cash and equity compensation and meeting and other fees and expense reimbursements that are paid from time to time to the independent members of the Board (and shall not be paid the compensation set forth in Section 2).

4. Additional Benefits; Expenses; Liability Insurance.

(a) During the Employment Period, Dehaemers will be eligible for additional benefits, by way of insurance, hospitalization and vacations normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during his employment with the Company, and such additional benefits, if any, as determined by the Board. During the Board Service Period following the Employment Period, Dehaemers will continue to be eligible for medical, dental and hospitalization benefits normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during the period of such Board Service Period; provided, however, that if the applicable plans, programs or policies of the Company do not permit such eligibility, then the Company will provide Dehaemers with a comparable benefit during such Board Service Period.

(b) The Company will reimburse Dehaemers for all ordinary and necessary out-of-pocket expenses incurred and paid by Dehaemers in the course of the performance of Dehaemers duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of these expenses.

(c) So long as Dehaemers is employed under this Agreement, and thereafter so long as Dehaemers is subject to any possible claim, the Company and the Partnership Entities will purchase and maintain in effect for the benefit of Dehaemers one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to Dehaemers as that provided pursuant to the insurance policies in place on the date hereof. In addition, if Dehaemers is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Dehaemers or the Company related to any contest or dispute between Dehaemers and the Company, a Partnership Entity or an affiliate of the Company or a Partnership Entity with respect to this Agreement or Dehaemers’s employment or service hereunder, by reason of the fact that Dehaemers is or was a director or officer of the Company, a Partnership Entity or an affiliate of the Company or a Partnership Entity, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Dehaemers shall be indemnified and held harmless by the Company and the Partnership Entities to the maximum extent permitted under applicable law and the Company’s or such Partnership Entity’s governing documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Dehaemers in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (1) a written request for payment; (2) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (3) an undertaking adequate under applicable law made by or on behalf of Dehaemers to repay the amounts so paid if it shall ultimately be determined that the Dehaemers is not entitled to be indemnified by the Company and the Partnership Entities under this Agreement.

5. Duties and Authorities. So long as Dehaemers is employed under this Agreement, Dehaemers will (i) devote his reasonable best efforts and his entire business time (other than as a result of illness or disability) to further the interests of the Company and the Constituent Companies, (ii) carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) with respect to those matters reserved to the Board, (iii) truthfully and accurately maintain and preserve the records of the Company and the Constituent Companies and make all reports reasonably required by the Board, and (iv) fully account for all monies and other property of the Company or any of the Constituent Companies that he may from time to time have in his custody and deliver the same to the Company or its designee to the extent reasonably directed to do so; provided that, so long as it does not materially interfere with his duties, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business (not competing with any of the Constituent Companies) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family. In addition, the parties agree and acknowledge that Dehaemers shall have the authorizations set forth on Exhibit A attached thereto at all times during the Employment Period.

6. Covenant Not to Compete. Dehaemers acknowledges that, during his employment with the Company and as a member of the Board, he, at the expense of the Company and the Constituent Companies, will establish favorable relations with the customers to, and regulators of, the Company and the Constituent Companies, and Dehaemers will receive and have access to intellectual property and confidential information of the Company and the Constituent Companies. To further protect the intellectual property and confidential information of the Company and the Constituent Companies, Dehaemers agrees that, beginning on the Closing Date and ending on the date that is three years after the earliest of (i) the end of the Board Service Period, (ii) the date of the removal of Dehaemers from the Board by GP for a reason other than Cause, or (iii) the date of his voluntary or involuntary termination of employment for any reason or no reason, Dehaemers will not, directly or indirectly, without the express written consent of the Board except when and as requested to do in and about the performance of Dehaemers’s duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business located in or doing business in the Restricted Area that is engaged in any business competitive to any business engaged in by a Constituent Company during the term of Dehaemers’s employment by the Company, including, but not limited to, any business that is engaged in the interstate transportation via pipeline of natural gas, petroleum or petroleum byproducts; provided, however, that notwithstanding the foregoing, Dehaemers may own passive investments of up to 5% of the outstanding equity securities in any entity that is listed upon a national stock exchange or actively traded in the over-the-counter market so long as Dehaemers does not have the power, directly or indirectly, to control or direct the management or affairs of any such entity and is not involved in, directly or indirectly: (i) controlling, directing, managing or operating or (ii) participating in the control, direction, management or operation of such entity or its business or affairs; provided, further, that, notwithstanding the foregoing, Dehaemers may passively invest money with private equity firms or other private entities (or related investment funds or vehicles) that make investments in competing portfolio companies, so long as Dehaemers does not have the power, directly or indirectly, to control or direct the activities of the private equity firm or other private entity (or related investment funds or vehicles) and is not involved in, directly or indirectly, (x) controlling, directing, managing or operating or (y) participating in the control, direction, management or operation of the investment in any competing portfolio company or such competing portfolio company’s business or affairs; or

(b) entice or induce any person who has an employee or independent contractor relationship with the Company or any other Constituent Company and with whom Dehaemers had contact, directly or indirectly, during the term of Dehaemers’s employment to change or end such relationship for the purpose of engaging in a business in competition with any business engaged in by the Company or any other Constituent Company during the term of Dehaemers’s employment by the Company or hire any such person.

As used herein, “Restricted Area” shall mean the areas listed on Exhibit B, and any other area where a Constituent Company is engaged (or where the Board or management has taken overt, significant actions, such as public disclosure or expending material costs, to become engaged) in business during the period that Dehaemers serves on the Board or is employed by a Constituent Company. Notwithstanding the foregoing, the restrictions on Dehaemers’s activities described in this Section 6 shall expire with respect to activities within the parishes of Louisiana listed on Exhibit B upon the date that is two (2) years after the earliest of: (i) the end of the Board Service Period, (ii) the date of the removal of Dehaemers from the Board by GP for a reason other than Cause, or (iii) the date of his voluntary or involuntary termination of employment for any reason or no reason.

7. Specific Performance. Recognizing that irreparable damage will result to the Company and the Constituent Companies in the event of the breach of any of the foregoing covenants and assurances by Dehaemers contained in Section 6, and that the Constituent Companies’ remedies at law for any such breach or threatened breach will be inadequate, the Company and the other Constituent Companies, in addition to all such other remedies that may be available to them, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Dehaemers, and each and every person and entity acting in concert or participation with Dehaemers, from the continuation of the breach. Neither the Company nor any other Constituent Company will be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of Dehaemers set forth in Section 6 are in addition to and not in lieu of or exclusive of any other obligations and duties of Dehaemers to the Company or the other Constituent Companies, whether express or implied in fact or in law.

8. Termination of Employment.

(a) Dehaemers’s employment pursuant to the terms of this Agreement will begin as of the Closing Date and, unless earlier terminated pursuant to another provision of this Section 8, Dehaemers will cease being employed by the Company on December 31, 2019 (such date, the “Employment Termination Date”).

(b) Dehaemers’s employment by the Company will immediately terminate (unless otherwise determined by the Board) upon death, mental or physical incapacity or inability to perform the essential functions of his job (after accommodating for any reasonable accommodation, if available and required by law) for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board after consultation with an independent physician selected by the Company (such periods to be extended if appropriate as a reasonable accommodation for a disability).

(c) The Company may terminate Dehaemers’s employment at any time prior to the Employment Termination Date for Cause or without Cause. “Cause” means: (i) his conviction of, or plea of nolo contendere to, any crime or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed; (ii) his commission of fraud or embezzlement against the Company or any other Constituent Company; (iii) gross neglect by Dehaemers of, or gross or willful misconduct by Dehaemers in connection with the performance of, his duties to the Company or any other Constituent Company that, if curable, is not cured within 30 days after a written notice of such gross neglect, or gross or willful misconduct, specifically identifying the gross neglect or misconduct, is delivered by a majority of the members of the Board (excluding Dehaemers or any of his designees) to Dehaemers; (iv) Dehaemers willfully fails or refuses to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) with respect to those matters reserved to the Board and, in each case, such failure or refusal has continued for a period of 30 calendar days following written notice from the majority of the members of the Board (excluding Dehaemers or any of his designees; (v) his failure to perform the duties and responsibilities of his office as his primary business activity, provided that, so long as it does not materially interfere with his duties on behalf of the Company or another Constituent Company or violate Section 6, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business corporation (not competing with any Constituent Company) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family; (vi) a judicial determination that he has breached his fiduciary duties with respect to the Company or any Constituent Company; or (vii) his willful and material breach of his obligations in any agreement between him and a Constituent Company that Dehaemers failed to cure, if curable, within 30 days following written notice thereof, specifically identifying such willful and material breach, having been delivered to Dehaemers by a majority of the members of the Board (excluding Dehaemers or any of his designees).

(d) Dehaemers may terminate his employment with the Company prior to the Employment Termination Date with good reason or without good reason. A “Resignation for Good Reason” means his resignation for good reason (as defined below) if (x) he provides written notice to the Company describing in reasonable detail the event and stating that his employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than 30 days after the date such notice is provided to the Company (“Notice Delivery Date”) and not later than 90 days after the Notice Delivery Date and (y) the Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Dehaemers has “good reason” if there occurs without his prior written consent:

(i) a material diminution of his duties and responsibilities to the Company or any Constituent Company to a level inconsistent with those of a chief executive officer (which, for the avoidance of doubt, shall not include Dehaemers ceasing to serve as President of the Company so long as he remains Chief Executive Officer of the Company);

(ii) a material reduction in his Base Salary or Annual Bonus or a material reduction in the aggregate welfare benefits provided to him (not including any reduction related to a broader compensation or benefit reduction that is not limited to him specifically);

(iii) a material breach of that certain Director Designation Agreement dated January 30, 2019, between Prairie GP Acquiror LLC and Dehaemers (the “Director Designation Agreement”);

(iv) a willful or intentional breach of this Agreement by the Company; or

(v) relocation of his primary work location at which he is required to perform the duties of Chief Executive Officer to a location that is not within 30 miles of either Leawood, Kansas, or Lakewood, Colorado.

(e) If Dehaemers’s employment with the Company is terminated pursuant to Sections 8(a) or 8(b), the Company will pay or provide to him:

(i) such unpaid salary as Dehaemers has earned up to the date of his termination;

(ii) if the termination is on the Employment Termination Date, the Annual Bonus (in full without proration) will be paid within 30 days after the Employment Termination Date; and

(iii) the other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.

(f) If (x) the Company terminates Dehaemers’s employment for Cause or (y) Dehaemers terminates his employment other than as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i) such unpaid salary as Dehaemers has earned up to the date of his termination; and

(ii) the other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.

(g) If (x) the Company terminates Dehaemers’s employment prior to the Employment Termination Date without Cause (and, for the avoidance of doubt, not pursuant to Sections 8(a) or 8(b)) or (y) Dehaemers terminates his employment prior to the Employment Termination Date as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i) such unpaid salary as Dehaemers has earned up to the date of his termination;

(ii) an amount equal to $4,500,000, payable as a lump sum within 60 days after the termination of Dehaemers’s employment; and

(iii) such other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as Dehaemers has earned up to the date of his termination.

Except as provided in Section 8(i), any payment under this Section 8(f) must be made within 60 days after the termination of Dehaemers’s employment; provided, however, if the termination of his employment is not a “separation from service” as described in Treas. Reg. § 1.409A-1(h) (a “Section 409A Separation”), such payment will be delayed until his Section 409A Separation.

(h) As a condition to receiving the termination payment provided in Section 8(g)(ii), Dehaemers will: (i) abide by all of Dehaemers’s post-separation obligations hereunder (and in any other agreement between Dehaemers and a Constituent Company) and (ii) execute and deliver to the Company in the time provided by the Company to do so (and not exercise any revocation right in any time provided by the Company to do so) a release, in a form reasonably satisfactory to the Company (the “Release”), releasing all claims arising out of his employment or affiliation with the Company and any Constituent Company or the termination of such employment or affiliation (other than all claims to severance payments Dehaemers may have under this Section 8, his rights under any of the Company’s incentive compensation and employee benefit plans and programs to which Dehaemers is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to this termination, and rights under the Purchase Agreement or with respect to any transactions arising out of or contemplated by the Purchase Agreement).

(i) So long as Dehaemers is an employee of the Company and thereafter (including after the termination of his employment), he will not make any disparaging comment in any format, whether written, electronic or oral, to any client, customer, account, supplier, service provider, agency, regulator, employee, the media, or any other person or entity regarding the Company or any Constituent Company or any of their clients, customers, accounts, suppliers, service providers, employees, agents, regulators, officers or directors or otherwise relating to the business of the Company or any Constituent Company. Notwithstanding the foregoing, nothing herein (or in the Confidentiality Agreement) shall prevent Dehaemers from making a good faith report of possible violations of applicable law to any governmental agency, or making disclosures that are protected under the whistleblower provisions of applicable law and, pursuant to the federal Defend Trade Secrets Act, Dehaemers shall not be held criminally or civilly liable for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Dehaemers files a lawsuit for retaliation by a Constituent Company for reporting of a suspected violation of law, he may (i) disclose a trade secret to his attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if he

(1) files any document containing such trade secret under seal; and (2) does not otherwise disclose such trade secret, except pursuant to court order. For the avoidance of doubt, nothing herein or in any other agreement between Dehaemers and a Constituent Company shall prevent Dehaemers from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require Dehaemers to obtain prior authorization from a Constituent Company before engaging in any of the foregoing conduct or to notify a Constituent Company of having engaged in any such conduct.

(j) If Dehaemers is a “Specified Employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) as of the date of his termination of employment, as determined by the Company, and any equity security of the Company or any Constituent Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of his Section 409A Separation that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, will not be paid until the later of the first business day that is six months after the date after his Section 409A Separation or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed will be paid or reimbursed to Dehaemers in a lump sum, without interest, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified herein.

(k) All reimbursement and in-kind benefits provided pursuant to this Agreement will be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that any reimbursement or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Dehaemers’s taxable year may not affect the amount reimbursed or in-kind benefit provided in any other taxable year, (2) the reimbursement of an eligible expense will be made on or before the last day of his taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

9. Termination of Board Service. Dehaemers’s service as a member of the Board shall automatically terminate on December 31, 2020. Notwithstanding the foregoing, Dehaemers’s service as a member of the Board shall automatically terminate prior to December 31, 2020, upon Dehaemers’s death, and may also be terminated:

(a) by GP (sitting without Dehaemers or his designees) as the result of Dehaemers’s mental or physical incapacity or inability to perform the essential functions of his Board service for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board after consultation with an independent physician selected by the Board;

(b) by the Board’s determination (sitting without Dehaemers or his designees) that a Cause event exists;

(c) due to Dehaemers’s resignation; or

(d) by the member of the GP with or without Cause in accordance with the Director Designation Agreement.

10. Cooperation Regarding Litigation. So long as Dehaemers is an employee of the Company and thereafter for a period of three years (including after the termination of his employment), Dehaemers will reasonably cooperate with the Company and any Constituent Company by making himself available to testify on behalf of the Company or any Constituent Company, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and reasonably assist the Company or any Constituent Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any Constituent Company, as requested. The Company will promptly reimburse Dehaemers for all reasonable expenses incurred by Dehaemers in connection with his provision of testimony or assistance.

11. No Conflict. Dehaemers represents and warrants to the Company and each Partnership Entity that neither the execution nor delivery of this Agreement, nor the performance of his obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which he is a party or under which he is bound, including, without limitation, the breach by Dehaemers of a fiduciary duty to any former employers.

12. Waiver of Breach. Failure of the Company or any Partnership Entity to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company or any Partnership Entity of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

13. Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements other than the Confidentiality Agreement and Assignment of Inventions, by and between Dehaemers and the Company, entered into in connection with his employment by the Company (the “Confidentiality Agreement”) relating to the subject matter of this Agreement, written or oral, between the parties, including, without limitation, the Prior Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties.

14. Potential Unenforceability of any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Dehaemers, the provisions of this Agreement will be rendered void only to the extent that a judicial determination finds the provisions unenforceable, and the unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company and the Partnership Entities that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

16. Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

17. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing any (a) personally delivered or (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Tallgrass Management, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

If to GP:

Tallgrass Energy GP, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

If to Dehaemers:

David G. Dehaemers, Jr.

c/o Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 17.

18. Assignment. This Agreement is personal and not assignable by Dehaemers. This Agreement may be assigned by the Company or GP without notice to or consent of any other party of this Agreement; provided that, such assignment must be to a Constituent Company. Except as described in the preceding sentence, this Agreement is not assignable by any party hereto without the consent of all the parties to this Agreement.

19. Survival of Obligations. All obligations of Dehaemers that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

21. Consent to Jurisdiction and Venue. The parties hereby submit to the exclusive jurisdiction of the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. A final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court. The parties irrevocably consent to service of process in any suit, action or proceeding in any manner provided by law.

22. Expenses. If either party brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party is entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to, but without duplication, any other relief to which the prevailing party may be entitled.

23. No Mitigation; No Offset. If Dehaemers’s employment is terminated, he will be under no obligation to seek other employment and amounts due him under this Agreement will not be offset by any remuneration attributable to any subsequent employment that he may obtain.

24. Withholdings; Deductions. The Company and GP may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Dehaemers.

25. Deferred Compensation. This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom and will be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Dehaemers and the Board otherwise determine in writing, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A of the Code and in no event shall any Constituent Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Dehaemers on account of non-compliance with Section 409A of the Code.

[Signature page follows.]

The parties have executed this Agreement effective for all purposes as of the Effective Date.

TALLGRASS MANAGEMENT, LLC

By:	/s/ David G. Dehaemers, Jr.
Name:	David G. Dehaemers, Jr.
Title:	Chief Executive Officer

TALLGRASS ENERGY GP, LLC

By:	/s/ David G. Dehaemers, Jr.
Name:	David G. Dehaemers, Jr.
Title:	Chief Executive Officer

/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.

Signature Page to Third Amended and Restated Employment Agreement

Exhibit A

Dehaemers Authorization

Dehaemers shall have the authority to take the following actions on behalf of the Company and the Partnership Entities at all times during the Employment Period:

1. obligate or cause any such entity to create, assume, incur or modify, either directly or indirectly, any Debt (or increase the maximum amount that may be borrowed under any existing credit facility) that, combined with the amount of all other Debt created, assumed, incurred or modified during the calendar year for which Board approval was not otherwise obtained do not exceed $50 million in any calendar year; provided, that such Debt does not violate the terms of any other then-existing Debt of the Company and the Partnership Entities, and provided, further that the borrowing of funds under committed lines of credit approved by the Board to fund the working capital needs of the Company and the Partnership Entities or to fund expenditures authorized in the annual budget approved by the Board shall not count toward such dollar limitation;

2. cause any such entity to make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of existing assets or properties that involves a total purchase price or cost that, combined with the purchase price or cost of all other acquisitions and dispositions during the calendar year for which Board approval was not otherwise obtained are less than or equal to $50 million in the aggregate;

3. allow or cause any such entity to grant Liens on its assets as security for Debt that does not violate the terms of any then-existing Debt of the Company and the Partnership Entities;

4. engage investment bankers, attorneys, accountants, consultants, brokers, agents and advisors for all corporate purposes (in consultation with the Board for transactions requiring Board approval);

5. obtain insurance (other than D&O insurance) for any such entity of the types and in amounts that are prudent and customary relative to such entity’s assets and operations;

6. control matters affecting the rights and obligations of any such entity, including the conduct of any litigation or arbitration proceedings and incurring of legal expenses and the settlement of claims, arbitration proceedings and litigation; provided, however that settlement of any litigation or arbitration proceeding which requires the payment by any such entity of an amount in excess of $2.5 million shall require Board approval;

7. obligate or cause any such entity to open, maintain and close banking and custodial accounts;

8. represent any such entity before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency;

9. obligate or cause any such entity to approve, enter into or amend contracts that do not otherwise require Board approval;

A-1

10. operate the Rockies Express Pipeline LLC, a Delaware limited liability company (“REX”), in accordance with the terms of the Operations and Reimbursement Agreement, effective as of January 1, 2008, by and between Tallgrass NatGas Operator LLC, formerly known as Kinder Morgan NatGas Operator LLC, a Delaware limited liability company, and REX, subject Board approval for actions not authorized under this Exhibit A; and

11. take other actions as deemed by Dehaemers to be necessary and advisable to carry out the affairs of any such entity that are not specifically reserved to the Board.

For purposes of this Exhibit A:

“Debt” means, as to any Person, without duplication, (a) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property held by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all capitalized lease obligations of such Person; (f) all Debt of any partnership of which such Person is a general partner; and (g) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, governmental authority or political subdivision thereof or other entity.

A-2

Exhibit B

Restricted Area

The following parishes in the State of Louisiana:

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

De Soto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson Davis

Jefferson

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

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Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John The Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

B-2